Exhibit 10.1
EMPLOYMENT AGREEMENT

BETWEEN

Actaris Management Services S.A., whose main office is located in Belgium, 480 Avenue Louise, B-1050 Brussels, registered in the commercial registry of Brussels as number 652504.
Named below “the Employer”;

And represented by Mr. M. Gowers, in his position as “Actaris Chief Financial Officer”;

AND

Mr. M. Regnier, residing at Queens Park, Apartment B.8.3, 32 Avenue des Nénuphars box 18, 1160 Auderghem

Named below “the Employee”;

WHEREAS

The Employer is part of an international group.

The Employee has the French nationality.

The Employee has been recruited by the Employer to be temporarily employed in Belgium whilst he was residing and working in France.

The Employee will maintain, during his employment in Belgium, the centre of his economic interests in France. As a consequence, the parties will seek the application of the Administrative Circular of 8 August 1983 which provides for a special tax regime for (top) executives who are temporarily employed in Belgium. The parties negotiated the present contract on the basis of this special regime.

This contract sets out the terms and conditions of the Employee’s employment.

THE FOLLOWING IS AGREED TO:

Article 1

1.	The employee is hired by the Employer in the position of “Actaris Chief Operating Officer & Itron Senior Vice President”

2.
The Employee will carry out his duties in Brussels (B-1050), at 480 Avenue Louise or at such other place as Employer shall direct with the consent of Employee, such consent not to be unreasonably withheld.

The Employee acknowledges and accepts that the workplace is not, for him, an essential item of this employment agreement, considering that the performance of the duties and responsibilities associated with his functions requires great mobility. Furthermore, the Employee agrees to conduct abroad short and long term duties regularly.

The Employee expressly acknowledges that the mobility required constitutes an essential element of this employment agreement.

3.
The Employee acknowledges and agrees that the Employer’s right to provide the Employee’s experience and his qualifications at the disposal of the other companies of the group constitutes an essential condition of this employment agreement.

  .
Article 2

1.	The employment agreement has been signed for in indeterminate period, from: August 1, 2008.

2.	It is agreed that there is no trial period.

3.
In the event that this agreement is ended by the Company for a reason other then gross misconduct, both parties agree that the notice period, or payment in lieu of, will be limited to the minimum periods determined by Belgian employment law and with a maximum of one year.

Article 3

The Employee acknowledges and agrees that he is occupying a position as executive and that, considering his position, it is expected of him that he work the necessary time in order to carry out his work performance to the best, which assumes, at least that he performs a minimum of 38 hours of work per week.

Considering his duty as an executive, it is normal however that the satisfactory performance of his duties and responsibilities requires that the Employee carry out additional and/or supplementary services for the minimal period of work referred to above.

The Employee acknowledges and agrees that his annual pay, as defined in this agreement, constitutes sufficient compensation for these additional and/or supplementary services. Therefore, no proportional additional pay or any supplementary payment or compensatory time off will be due for these additional and/or supplementary services.

Article 4

1.
The annual pay of the Employee is established at a gross amount of € 300,000, - to be diminished by legal and conventional withholding and will be paid in 12 payments. This pay includes all of the obligatory legal and conventional allowances, in particular the thirteenth month and the holiday bonus payment.

The amount of € 300,000 includes the payment of some expenses incurred by the employee because of his starting work in Belgium, which are considered by the tax department and by the social security department as the employer’s expenses and not as pay. These expenses include a cost of living allowance, a tax equalization allowance (“tax equalization”) and an allowance compensating for the differential of housing costs between his country of origin and his housing costs in Belgium. The amount of these allowances, deductible in order to determine the employee’s taxable income and the base for calculating the social security contributions, will be established by formulas established by the Belgian tax department (application of the “technical note”). If the employee should not meet the necessary conditions to benefit from the special status of foreign executive or if he stopped meeting them during his employment in Belgium, the employer will not in any case be required to assure him a net income equivalent to what he would have received (or was receiving) if this special status were applicable.

2.
The employee belongs to the “Management Incentive Plan” of Itron, Inc. On the basis of this regulation he benefits from a bonus with a target bonus of 75% (as may be adjusted from time to time by Itron within its sole discretion) of his gross annual pay according to whether or not he meets the objectives set forth at the beginning of the year and in accordance with the terms and conditions of the Plan. The bonus may be paid in cash or in any other form, at the employer’s discretion.

3.	He will receive an annual housing allowance of 23.700 EUR gross.

4.
Any premium or bonus, whatever the description, that the Employer may grant to the Employee beyond the payment referred to in Article 4.1 of this agreement is revocable, whatever the amount or frequency of the payment. The Employee may not in any case consider the payment of these amounts as a right he is entitled to.  Any decision by the Employer concerning such a premium or bonus will be solely valid for the period determined by the Employer and will only paid for that period, in accordance with the conditions specified by the Employer.

5.	The Employee expressly declares that he agrees that the payment of his income, decreased by legal and conventional withholding, will be done by a bank account.

Article 5

The employee will benefit from use of a company vehicle at the company’s expense. The employee will be authorized to use this vehicle for his private needs, within the limits established by the applicable regulations and uses in effect in Actaris Management Services SA. The employee will support the income tax which will be due on the benefit in kind resulting from the private use of the company vehicle, calculated according to legal rules.

Article 6

1.
The employee will benefit from the Group Insurance providing for extra-legal coverage for risks on pension matters that the Employer has provided for his personnel, subject to the terms and conditions of such Group Insurance.

2.	The employee may also benefit from the Employer’s existing “Collective Hospitalization
 Insurance”, subject to the terms and conditions of such Collective Hospitalization Insurance.

Article 7

1.
The Employee has the right to 20 days of legal annual vacation (plus 4 additional vacation days) as well as vacation payments in accordance with legal and/or regulatory provisions applicable to the Employee, insofar as he meets the conditions specified by Belgian legislation relative to annual vacations.

2.
The dates of the annual vacation are established in agreement with the employer, considering applicable legal and regulatory provisions with the Employer and having considered the Employer’s operational and/or organizational needs.

Article 8

The Employee agrees to devote all of his working time as well as all his efforts exclusively to the interests of the Employer and during this employment agreement not to accept any other employment or to conduct any other professional activity outside of that conducted for the Employer, without the prior written agreement of the Employer, whether or not it is similar to his services for the Employer and whether or not it is conducted at the same time as his services for the Employer.

Article 9

The Employee acknowledges that he had no knowledge before he started work for the Employer of confidential or secret information relative to the Employer’s business activities and/or any other firm with which the Employer maintains business relations.

The Employee acknowledges that confidential or secret information relative to the Employer’s business activities and/or any other company with which the Employer is commercially associated is strictly confidential and of a secret nature and that it takes on for the Employer a valuable, special and unique meaning, conferring a great value to him.

Without prejudice to the prohibition on revealing manufacturing or business secrets, specified by Article 17.3 of the law of July 3, 1978 and by article 309 of the Criminal Code, the Employee agrees to keep secret and not to use or let to be used, make public, communicate or disclose, directly or indirectly, totally or partially, at any time, both during his working relations, and after its ending, whatever the reason for the breakup, no matter what the circumstances, the purpose or the reason, all of the manufacturing or business secrets or any other secret information, whatever their importance, that he knew of during his work for the Employer, such as information relative to activities, suppliers, customers, the organization and to the Employer’s personnel, and more particularly lists of customers, price lists and other conditions of sale and work methods.

On the day of the cancellation of his employment agreement, whatever the reason may be, as well as at any time and at first request by the Employer during the work relationship, the Employee will immediately hand in all originals, copies and/or summaries of documents, reports, files, data processing programs, diskettes, notes, lists, writing paper, correspondence, samples and any other similar information and/or information medium, having directly or indirectly  connection with the Employer or his businesses, whether he received them  from the Employer, or if he prepared them himself, as well as any other subject that he may have received for the conduct of his work.

The documents and items referred to above are and will always remain the exclusive property of the Employer. Furthermore, the Employee agrees not to take or keep copies of any of the preceding and to confirm to the Employer, at the end of his employment contract, that no copy has been taken or kept.

Any violation of the above obligations, however small it may be, during his employment, constitutes a serious reason justifying an immediate cancellation of this agreement, without notice or compensation, or compensatory payment with notice.

Any action taken by the Employer toward the Employee in the context of this provision does not prejudice possible criminal prosecution against the Employee or any third party.

Article 10

1.
Without prejudice to the general methods of termination of obligations, the parties may not end this employment agreement except by observing the provisions specified in the law of July 3, 1978 relative to employment agreements.

2.    Each of the parties may end this agreement without notice or without compensatory payment        with notice, for serious reason, without prejudice to the right of claiming compensation        depending on the case.

The Employee acknowledges that any breach of his obligations, such as described in this agreement, or that any serious breach or any negligence in the conduct of his duties may be considered as a serious reason justifying the cancellation of this agreement without notice or compensatory payment with notice.

Article 11

The Employee undertakes, for a period of 12 months as from the termination of this agreement, not to recruit, directly or indirectly, as an individual or through a company, persons which have been employed by the Employer during the six months preceding the termination of this agreement.

The Employee also undertakes not to facilitate the recruitment by third parties of employees referred to in the previous paragraph, directly or indirectly, for the same period as that referred above.

In case of a breach of the present clause, the Employer will have the right to claim damages to compensate the effectively suffered prejudice.

The Employee explicitly recognizes that the level of remuneration paid during the exercise of the present employment contract is sufficiently high as consideration for the obligation taken on under this article.

Article 12

12.1
Parties explicitly agree that the Employer exclusively acquires any and all intellectual and industrial property rights (including but not limited to patents, copyrights, the right to drawings and models, trademarks and similar rights) with respect to any and all drawings, models, texts, documentation, graphical presentations, software, creations, inventions improvements, services, modifications, discoveries, and developments or other results which result directly or indirectly:

1) either from a task the Employer entrusted the Employee with,
2) either from the Employee’s activities linked to the performance of his functions,
3) either from activities that take place under the supervision of the Employer,
4) either from the Employee’s activities performed through Employer’s means or from Employer’s projects,

whether these activities are performed during or after normal working hours and within or outside the Employer’s premises. The Employee acknowledges that with respect to these activities, which can lead to intellectual and industrial property rights, he is remunerated by the salary paid by the Employer in furtherance of this agreement.

The transfer of all these rights, amongst other the copyrights, is exclusive and irrevocable. It encompasses any and all ways and means of exploitation of such rights, for the entire term of protection thereof and covering the entire world.

12.2
It is the Employer’s sole discretion to decide if, when and in which form(s) the results of the works shall be exploited. Even the non-exploited works shall remain the Employer’s exclusive ownership.

The Employer is allowed to not mention the Employee’s name or to alter the works to the extent required for its exploitation, notwithstanding the Employee’s right to protest to each alteration, modification or other change to his works as well as to any other change to his works that might damage his reputation and honor.

12.3
The Employee undertakes to assist the Employer in all required ways in order to obtain the intellectual or industrial property protection, including by signing the appropriate documents and by his participation to the procedures necessary to obtain the respective right or protection.

Article 13

The Employee agrees that the Employer may process his personal data collected in view of and during his employment for purposes of recruitment, vetting, staff and salary administration, insurance, benefits in kind, assessment, training, skills management, activity planning, internal auditing, HR-related surveys and whenever required in the course of his employment at the Employer.

Whenever required, the Employee accepts that the Employer share the Employee’s personal data, in Belgium and abroad, with external service providers, public administration services, payroll agency and social security authorities, banks and insurance companies and, when relating to security incidents, with justice and police services. Employee also acknowledges and agrees that all personal data required to be disclosed pursuant to U.S. securities laws may be disclosed as required.

The Employee certifies that all personal data communicated to the Employer is correct and up to date, and undertakes to inform the Employer in advance of any changes. The Employer undertakes to process and protect the Employee’s personal data in accordance with the Act of 8 December 1992 on privacy.

The Employee is entitled to consult and correct his data by contacting the Human Resources department.  For any other questions relating to the processing of his personal data, the Employee can contact Gerda Clocheret.

Article 14

If a provision of this agreement or a part of the provision were declared null or contrary to an imperative regulation in effect, the remaining provisions will not be automatically null and will consequently retain their validity.

Article 15

This employment agreement replaces all the accords, regulations and/or understandings between the Employee and the Employer to the extent that the provisions of this agreement are in contradiction with the content of these accords, regulations and/or understandings.

Article 16

The Employee also acknowledges having known of the information imposed by CCT no. 22 of June 26, 1975 concerning the reception and adaptation of workers in the firm.

Article 17

The terms and contents of this agreement shall be governed by and interpreted in accordance with Belgian law.

The Employee acknowledges having received an original copy of this employment agreement, duly signed by all the parties.

Done in two original copies in Brussels on July 28, 2008

(Read and approved)                                                 (Read and approved)

The Employer                                                                The Employee

  /s/ M. Gowers                                                               /s/ M. Regnier

M. Gowers                                                              M. Regnier
Actaris Chief Financial Officer            Actaris Chief Operating Officer & Sr. Itron Vice President